UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 31, 2016

FLIR SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

OREGON	0-21918	93-0708501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

(503) 498-3547

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2016, FLIR Systems, Inc. (“FLIR”) entered into an unsecured $500 million five-year revolving credit agreement (the “Amended and Restated Credit Agreement”), with certain subsidiaries, as designated borrowers, Bank of America, N.A., as administrative agent, JP Morgan Chase Bank, N.A. and U.S. Bank National Association, as co-syndication agents, and the other lenders party thereto. In connection with the Amended and Restated Credit Agreement, FLIR terminated its existing $200 million five-year revolving credit facility and $150 million term loan facility (the “Existing Credit Facility”). In connection with the closing of the Amended and Restated Credit Agreement, FLIR made an initial borrowing of $105.0 million in revolving loans and repaid in full all outstanding amounts, including term loans in an aggregate principal amount of $105.0 million, under the Existing Credit Facility.

Under the Amended and Restated Credit Agreement, FLIR may designate its subsidiaries as additional designated borrowers. The Amended and Restated Credit Agreement will not initially be guaranteed by any subsidiaries. In the future, certain domestic subsidiaries, including domestic subsidiaries that guarantee other indebtedness of in excess of $100.0 million in aggregate principal amount, may be required to become guarantors.

Amounts borrowed under the Amended and Restated Credit Agreement may be repaid and reborrowed. Any amounts outstanding under the Amended and Restated Credit Agreement will bear interest, at FLIR’s election, at either (A) the rate of interest paid for deposits in the relevant currency plus an applicable margin between 1.125% and 2.125%, or (B) the prime lending rate of Bank of America, N.A. plus an applicable margin between 0.125% and 1.125%, and FLIR will pay a commitment fee on the undrawn commitments under the Amended and Restated Credit Agreement at a rate between 0.15% and 0.30%, in each case, depending on its consolidated total leverage ratio.

Subject to certain conditions precedent, FLIR has the right at any time to increase the total amount of its commitments under the Amended and Restated Credit Agreement by an aggregate additional amount not to exceed $200 million. The provisions of the Amended and Restated Credit Agreement, including representations, warranties, covenants and events of default, are substantially similar to the Existing Credit Facility and include customary affirmative and negative covenants and conditions to borrowing, as well as customary events of default, including but not limited to, the failure to pay interest, principal, fees or charges when due and payable, the failure to perform certain covenants or agreements, false or misleading representations, warranties or statements, cross-defaults, judgment defaults, the occurrence of a change of control, and bankruptcy or insolvency events.

Some of the financial institutions party to the Amended and Restated Credit Agreement and the Existing Credit Agreement and their respective affiliates have performed, and/or may in the future perform, various commercial banking, investment banking and other financial advisory services in the ordinary course of business for FLIR and its respective subsidiaries, for which they have received, and/or will receive, customary fees and commissions.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLIR SYSTEMS, INC.

By:	/s/ Todd M. Duchene
	Name: Title:	Todd M. Duchene Senior Vice President, General Counsel and Secretary

Date: May 31, 2016